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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            Orbit Technologies Inc.
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                                (NAME OF ISSUER)


                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                   68556H107
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                                 (CUSIP NUMBER)


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                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)



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                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                              (Page 1 of 2 Pages)

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CUSIP NO. 68556H107                  13D                       Page 0 of 0 Pages
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      1         NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF
                ABOVE PERSONS
                O. G. Sansone & Colleen Sansone JT TEN
                O. G. Sansone IRA.
                Colleen Sansone Defined Benefit Pension Fund - Colleen Sansone
                  Trustee & O. G. Sansone Trustee.
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      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a) [ ]
                     (b) [X]
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      3         SEC USE ONLY

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      4         SOURCE OF FUNDS (See Instructions)

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      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
                     [ ]
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      6         CITIZENSHIP OR PLACE OF ORGANIZATION
                     STATE OF
                U.S. citizen.
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   NUMBER OF           7        SOLE VOTING POWER
    SHARES                      6,303,606
 BENEFICIALLY   --------------  ------------------------------------------------
  OWNED BY             8        SHARED VOTING POWER
    EACH                        None
  REPORTING     --------------  ------------------------------------------------
 PERSON WITH           9        SOLE DISPOSITIVE POWER
                                6,303,606
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                      10        SHARED DISPOSITIVE POWER
                                All
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     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                6,303,606
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     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
                SHARES
                     [ ]
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     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                      20%
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     14         TYPE OF REPORTING PERSON
                EP, IN.
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